Exhibit 4.63

CONFIDENTIALITY AGREEMENT

Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Greenrock Capital, LLC ("Greenrock") and Nevada Geothermal Power, Inc. ("Nevada Geothermal") may wish to enter into a transaction (the "Potential Transaction"), with and fund the continuing development of existing and future development projects (the "Projects") controlled by Nevada Geothermal, and during the term of this agreement, each of the parties may make available to the other certain written information characterized as confidential, proprietary or secret (referred to collectively as "Confidential Information"), which may include but is not limited to data reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning the Potential Transaction, together with analyses, compilations, studies or other documents, whether prepared by the receiving party or its agents or attorneys, which contain or otherwise reflect such information. Additionally, "Confidential Information" will include the identity of each party to this agreement.

In consideration of the disclosing party providing a receiving party with Confidential Information, the receiving party agrees that all Confidential Information will be held and treated by it, its agents, attorneys and employees in confidence and will not, except as hereinafter provided, without the prior written consent of the disclosing party, be disclosed in any manner whatsoever, in whole or in part, and will not be used by its or its agents, attorneys or employees other than in connection with the above-mentioned Potential Transaction. Moreover, the receiving party further agrees to disclose Confidential Information only to its agents, attorneys, officers, directors and employees ("Representatives”) who need to know the Confidential Information for purposes of review of the Potential Transaction, who will be advised by the receiving party of this agreement, and the receiving party will be satisfied that such Representatives will act in accordance herewith. Notwithstanding the foregoing, the receiving party may disclose the Confidential Information to one or more prospective investors for the purposes of evaluating whether to enter into the Potential Transaction provided each such prospective investor shall have previously executed and delivered to the receiving party an agreement providing substantially the same level of protection with respect to the Confidential Information as Is provided in this agreement.  Additionally, the receiving party may disclose the Confidential Information received from the disclosing party to the remaining party to this agreement, such remaining party will be considered a receiving party for the purpose of this agreement and be bound by all provisions herein related to a receiving party with respect to such Confidential Information.

Except as otherwise provided in this agreement, the receiving party shall ensure that all such Confidential Information shall be held in confidence and shall be used by the receiving party only in the evaluation of the Potential Transaction as envisioned herein.

The terms of this agreement shall not apply to any Confidential Information:

(i)  disclosing party;

(ii) which is obtained by the receiving party from a third person who, insofar as is actually known to the receiving party, is not prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation to disclosing party;

(iii) which is or becomes publicly available through no fault of the receiving party; or

(iv) which was or is independently developed by the by the receiving party without reliance on or reference to the Confidential Information.

The written Confidential Information, except for that portion of the Confidential Information that may be found in analyses, compilations, studies or other documents prepared by the receiving party, its agents, attorneys or employees, will be returned to the disclosing party promptly upon written request; provided that the receiving party and its Representatives may retain confidential copies of the Confidential Information pursuant to applicable law, regulation or the receiving party's or its Representatives' document retention policies so long as such confidential copies of the Confidential Information are kept in a manner consistent with this agreement. That portion of the Confidential Information that may be found in analyses, compilation, studies, or other documents prepared by the receiving party or its Representatives archival, oral or electronic Confidential Information and any Confidential Information not so requested and returned will be held by the receiving party and kept subject to the terms of this agreement or at the receiving party's option, destroyed to the extent practicable and permitted by law.

The parties acknowledge their obligations under the U.S. and Canadian federal securities laws.

In the event that the receiving party is requested or required (by interrogatory, request for information or documents, subpoena, deposition, civil investigative demand, regulatory request or other process) to disclose (i) any Confidential Information or (ii) any information relating to its opinion, judgment or recommendations concerning the disclosing party, its affiliates or subsidiaries as developed front Confidential Information, it is agreed that the receiving party will provide the disclosing party with prompt notice of any such request or requirement, if practicable and to the extent permitted by law, so that the disclosing party may seek an appropriate protective order or waive compliance with the provisions of this agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the receiving party may disclose that portion of the Confidential Information which its counsel advises that the receiving party is required or advised to disclose, In any event, the receiving party will not oppose action by the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

Notwithstanding anything herein to the contrary, Morgan Stanley, Greenrock and Nevada Geothermal agree that they (and their Representatives) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to the tax treatment and tax structure.  For this purpose, “tax structure" in limited to facts relevant to the U.S. federal and state Income tax treatment of the transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors.

This agreement shall terminate upon the earlier of consummation of the Potential Transaction or one year front the data hereof.

This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made in and to be performed in that state.

Morgan Stanley & Co, Incorporated	Greenrock Capital, LLC

By:	/s/	By:	/s/

Date:	Date:	January 25, 2007

Nevada Geothermal Power Inc.

By:	/s/ Brian D. Fairbank

Date:	Jan 25, 2007